EXHIBIT 99.1

Princeton National Bancorp, Inc. Increases
Fully Diluted Earnings Per Share 9.4% In 2008
PRINCETON, Illinois — January 26, 2009— Princeton National Bancorp, Inc. (“Princeton” or “the Company”) (NASDAQ: PNBC)
Tony J. Sorcic, President & CEO, stated, “Princeton National Bancorp, Inc. continues to perform well in light of the unprecedented turmoil in the financial markets and the continued deterioration of the housing market. During 2008, fully diluted earnings per share of $2.22 were generated compared to $2.03 in 2007. Net income for the year was $7.326 million, up 8.2% from $6.770 million in 2007. The return on average equity also increased to 10.59% from 10.32%. Net income for Citizens First National Bank, the subsidiary bank, reached a record level of $8.746 million.”
Sorcic continued, “The Board of Directors has declared a dividend of $.28 per share, payable February 25, 2009, to those shareholders of record as of February 6, 2009. This is the Company’s 96th consecutive dividend. The 2008 total dividend of $1.12 represents an increase of 220% over the last ten years.”
Sorcic concluded, “In these uncertain economic times, Management believes it is prudent to position the Company with extra capital, which will also allow us to take advantage of future opportunities. With the changes in the financial industry, the well-capitalized banking organizations in attractive markets will be the survivors when the turmoil settles. On January 23rd, the Company received a $25.1 million investment from the U.S. Treasury Department TARP Capital Purchase Program. This Program is designed to provide additional capital to healthy, well-managed financial institutions. We are confident the funds received from the Treasury can be leveraged to increase revenue, fund loan growth and make acquisitions.”
The investment by the U.S. Treasury Department is comprised of $25.1 million in senior preferred shares, with warrants to purchase 155,025 shares of Princeton common stock at a price of $24.27, and at a term of 10 years. The senior preferred stock will pay a cumulative dividend at a coupon rate of 5% for the first five years and 9% thereafter. This investment can be redeemed after three years at par value plus unpaid dividends. As of December 31, 2008, the Tier 1 Capital Ratio for Princeton was 5.98% at December 31, 2008. If the TARP funds were included, this ratio increases to 8.22%. Likewise, the Risk Based Capital Ratio would increase from 8.30% to 11.19%. As of December 31, 2008, Princeton National Bancorp, Inc. had 3,298,041 shares of common stock outstanding.
The Board of Directors is pleased to announce Gretta E. Bieber has been appointed to the Princeton National Bancorp, Inc. Board of Directors. Bieber served on the Somonauk FSB Bancorp, Inc. Board of Directors from 2001 to 2005 and then joined the Citizens First National Bank Board of Directors’ after the acquisition of Somonauk FSB Bancorp, Inc. Bieber will fill the vacancy created upon Thomas Longman’s retirement. Bieber is an attorney for Alschuler, Simantz & Hem, LLC in Aurora. The Company is pleased to have someone of Bieber’s quality join the Board of Directors.
Sharon Covert, who has served on the Princeton National Bancorp, Inc. Board of Directors since 2001, was appointed to serve on the Citizens First National Bank Board of Directors. Covert will fill the vacancy created by Thomas Longman’s retirement. Covert is a successful businesswoman, has been actively involved in the promotion of agriculture at the local, state, and national level, and is currently on the Board of Directors of the United Soybean Board. The subsidiary bank is pleased to have her expertise on the Board of Directors.
Total interest income decreased 4.4% during 2008; however, total interest expense decreased 20.9%. The Company focused on reducing interest expense and improving net interest income. The end result, a 16.5% increase in net interest income to $31.521 million, compared to $27.054 million in 2007. The net interest margin experienced steady improvement throughout the year resulting in a 7.5% increase to 3.44%, up from 3.20% in 2007.
Non-interest income was $11.593 million compared to $11.298 million in 2007. The Company’s non-interest income was 1.05% of average assets for the year 2008. Non-interest expense remains well controlled and represents 2.81% of total assets compared to 2.85% in 2007.
Princeton National Bancorp, Inc. also reached a record level of total assets at $1.163 billion as of December 31, 2008. This represents growth of 7.6% when compared to total assets at December 31, 2007 of $1.081 billion. The Company’s loan portfolio grew $68.2 million over the last twelve months. During 2008, the Company generated $113.6 million in mortgage loans compared to $97.3 million in 2007. The subsidiary bank underwrites all fixed mortgages to secondary market standards and sells them. With the reduction in mortgage interest rates, mortgage loan volume has increased and the Company currently has $30 million in its pipeline. The Company’s loan charge-offs during the year totaled .16% of total average loans, higher than historic levels but well below Princeton’s peers. Non-performing loans were 4.18% of the total loan portfolio at December 31, 2008. The majority of the non-performing loans (55%) are concentrated in three credits, and current appraisals indicate all three credits are adequately secured. The Company’s charge-offs have historically been lower than its peers, so the loan loss reserve was also lower. Due to the strong loan growth in 2008 and given the uncertain global and national economic conditions, Management decided to infuse a large provision into the allowance for possible loan and lease losses. Therefore, the provision expense for 2008 was methodically increased to $2.968 million, compared to $640,000 in 2007. The allowance for loan losses now represents .64% of total loans at December 31, 2008, compared to .45% at December 31, 2007. Even with the record provision, during 2008 the subsidiary bank generated the highest earnings in its 144-year history.
The Company ended 2008 with total deposits and repurchase agreements of $997.7 million, an increase of 7.8% from $925.6 million at year-end 2007.
During 2008, the Company purchased 20,000 shares under the Stock Repurchase Plans at an average price of $27.69 per share. Since 1997, the Company has repurchased 1,364,271 shares of common stock through stock repurchase programs.
The stock price closed the year at $22.14, a decrease from the December 31, 2007 stock price of $24.25. The decrease in Princeton’s stock price is reflective of the banking industry as a whole.
The Company has set its annual meeting date for April 28, 2009 at 10:00 A.M. at The Galleria Convention Center in Princeton, Illinois. The record date for the Annual Meeting will be February 27, 2009.
Princeton National Bancorp, Inc. has no sub-prime loans in its loan portfolio or as underlying collateral in the investment portfolio and does not own Fannie Mae or Freddie Mac preferred stock. For additional financial information, please refer to the attached December 31, 2008 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.

Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.163 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high-growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)

	December 31,
	2008	December 31,
	(unaudited)	2007
ASSETS

Cash and due from banks	$17,487	$25,801
Interest-bearing deposits with financial institutions	2,774	1,803
Federal funds sold	0	0

Total cash and cash equivalents	20,261	27,604

Loans held for sale, at lower of cost or market	2,155	928

Investment securities available-for-sale, at fair value	236,883	218,095
Investment securities held-to-maturity, at amortized cost	18,443	14,578

Total investment securities	255,326	232,673

Loans, net of unearned interest	790,837	722,647
Allowance for loan losses	(5,064)	(3,248)

Net loans	785,773	719,399

Premises and equipment, net	30,307	30,801
Land held for sale, at lower of cost or market	1,344	1,344
Bank-owned life insurance	21,588	22,461
Interest receivable	9,693	10,876
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	4,207	5,090
Other real estate owned	2,487	833
Other assets	5,468	4,172

TOTAL ASSETS	$1,163,130	$1,080,702

LIABILITIES

Demand deposits	$110,559	$102,452
Interest-bearing demand deposits	246,714	241,749
Savings deposits	61,089	58,401
Time deposits	543,770	488,805

Total deposits	962,132	891,407

Customer repurchase agreements	35,532	34,217
Advances from the Federal Home Loan Bank	32,493	6,984
Interest-bearing demand notes issued to the U.S. Treasury	2,441	1,838
Federal funds purchased	6,500	26,500
Trust Preferred securities	25,000	25,000
Note payable	16,050	14,550

Total borrowings	118,016	109,089

Other liabilities	10,511	11,599

Total liabilities	1,090,659	1,012,095

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,420	18,275
Retained earnings	54,329	51,279
Accumulated other comprehensive income (loss), net of tax	1,402	344
Less: Treasury stock	(24,071)	(23,682)

Total stockholders’ equity	72,471	68,607

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,163,130	$1,080,702

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.25%	6.33%
Tier 1 leverage capital ratio	5.98%	6.16%
Tier 1 risk-based capital ratio	7.71%	8.00%
Total risk-based capital ratio	8.30%	8.41%
Book value per share	$21.97	$20.74
Closing market price per share	$22.14	$24.25
End of period shares outstanding	3,298,041	3,308,447
End of period treasury shares outstanding	1,180,254	1,169,848

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	TWELVE MONTHS	TWELVE MONTHS
	ENDED	ENDED	ENDED	ENDED
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

INTEREST INCOME

Interest and fees on loans	$11,586	$13,101	$47,715	$49,982
Interest and dividends on investment securities	2,872	2,652	10,982	11,124
Interest on federal funds sold	5	86	71	332
Interest on interest-bearing time deposits in other banks	8	37	54	121

Total Interest Income	14,471	15,876	58,822	61,559

INTEREST EXPENSE

Interest on deposits	5,532	7,546	23,782	30,324
Interest on borrowings	861	1,105	3,519	4,181

Total Interest Expense	6,393	8,651	27,301	34,505

Net interest income	8,078	7,225	31,521	27,054
Provision for loan losses	1,600	90	2,968	640

Net interest income after provision	6,478	7,135	28,553	26,414

NON-INTEREST INCOME
Trust & farm management fees	410	382	1,530	1,507
Service charges on deposit accounts	1,032	1,173	4,408	4,431
Other service charges	550	473	2,137	1,966
Gain on sales of securities available-for-sale	74	183	405	541
Brokerage fee income	237	279	913	920
Mortgage banking income	190	237	1,069	903
Bank-owned life insurance	226	208	874	816
Other operating income	118	61	257	214

Total Non-Interest Income	2,837	2,996	11,593	11,298

NON-INTEREST EXPENSE
Salaries and employee benefits	4,611	4,300	17,692	16,874
Occupancy	651	623	2,559	2,393
Equipment expense	828	788	2,996	3,158
Federal insurance assessments	578	83	845	338
Intangible assets amortization	178	176	714	704
Data processing	300	304	1,151	1,101
Advertising	218	183	742	722
Other operating expense	1,063	1,055	4,424	4,275

Total Non-Interest Expense	8,427	7,512	31,123	29,565

Income before income taxes	888	2,619	9,023	8,147
Income tax expense	(139)	571	1,697	1,377

Net income	$1,027	$2,048	$7,326	$6,770

Net income per share:
BASIC	$0.31	$0.62	$2.22	$2.04
DILUTED	$0.31	$0.62	$2.22	$2.03

Basic weighted average shares outstanding	3,296,743	3,310,487	3,297,990	3,326,467
Diluted weighted average shares outstanding	3,301,233	3,316,573	3,306,195	3,334,507

PERFORMANCE RATIOS (annualized)

Return on average assets	0.36%	0.77%	0.66%	0.65%
Return on average equity	5.90%	12.18%	10.59%	10.32%
Net interest margin (tax-equivalent)	3.38%	3.29%	3.44%	3.20%
Efficiency ratio (tax-equivalent)	73.21%	69.69%	68.66%	72.72%

ASSET QUALITY

Net loan charge-offs	$378	$64	$1,151	$445
Total non-performing loans	$33,038	$7,434	$33,038	$7,434
Non-performing loans as a % of total loans	4.18%	1.03%	4.18%	1.03%